Exhibit 99.1

TEJON RANCH CO. REPORTS FOURTH QUARTER AND

FULL YEAR 2015 RESULTS OF OPERATIONS

TEJON RANCH, California – (BUSINESS WIRE) - March 3, 2016 – Tejon Ranch Co. (NYSE:TRC), a diversified real estate development and agribusiness company, today released the results of operations for the fourth quarter and year ended December 31, 2015.

“During fiscal 2015, we achieved several significant milestones and made meaningful progress toward executing our overall strategic vision,” said Gregory S. Bielli, President and CEO. “With the progress we’ve made with our large-scale development projects, Mountain Village at Tejon Ranch, Centennial at Tejon Ranch and Grapevine at Tejon Ranch, we have established a strong foundation for future growth and long-term shareholder value creation. In addition, our diversified operations, including both our unique natural resources and commercial operations, continue to support our strategic initiatives. Water sales continued their strong momentum from the prior year and revenues related to our farming operations were consistent with prior year; however, we experienced lower than expected revenues from our mineral resources segment. In line with our strategy, our diversification proved beneficial as we offset the shortfall in revenues by increasing our rentable square footage in our commercial segment by 6% in 2015.”

Fourth Quarter Financial Highlights

•	Revenue from operations for the fourth quarter of 2015 was $15.6 million, an increase of $1 million, or 7%, compared to $14.6 million in revenue for the same period in 2014. The increase in revenues was mainly due to greater almond sales within the farming segment during the fourth quarter of 2015 compared to the same period in 2014.

•	Net income available to common stockholders for the fourth quarter of 2015 was $1.7 million, representing earnings per common share of $0.08, compared to $1.9 million, or earnings per common share of $0.09, for the same period in 2014. The decrease in net income was partially due to a decrease in equity in earnings from unconsolidated joint ventures, in addition to an increase in corporate general and administrative expenses, as discussed below.

•	Corporate general and administrative expenses for the fourth quarter of 2015 were $3.6 million, an increase of $1.2 million, or 52%, compared to $2.4 million for the same period in 2014. The increase was mainly due to a one-time non-cash pension settlement charge ($0.5 million) and other personnel related expenses ($0.4 million).

Fiscal 2015 Financial Highlights

•	Revenue from operations was $51.1 million in fiscal 2015 and 2014. Commercial revenues increased 5% year over year as rentable square footage increased by 6% during 2015. This increase was offset by a 7% decrease in mineral resources attributed to declining oil prices during 2015. Farming revenues were flat year over year, and included the following:

¡	Farming revenue
¡	Increase in almond revenue of $2.2 million, or 22%
¡	Decrease in pistachio revenue of $1.2 million, or 15%
¡	Increase in wine grape revenue of $0.4 million, or 9%

•	Net income available to common stockholders for fiscal 2015 was $3.0 million, representing earnings per common share of $0.14, compared to $5.7 million, or earnings per common share of $0.27, for fiscal 2014. The year-over-year reduction in net income was mainly due an increase in general and administrative expenses and in farming expenses. These increases in expenses were partially offset by an improvement in equity in earnings of $1.0 million when compared to 2014.

•	Corporate general and administrative expenses for fiscal 2015 were $12.8 million, an increase of $2.2 million, or 20%, compared to $10.6 million for fiscal 2014. The increase was mainly due to increases in payroll and benefit costs as follows:

¡	Increase pension and retirement plan charges of $0.9 million
¡	Included within the $0.9 million is a one-time non-cash pension settlement charge of $0.5 million
¡	The Company also changed its performance-based bonus payment compensation from stock and cash to all cash triggering an increase in bonus expense of $0.2 million.
¡	Increase of $0.5 million in workers compensation and health insurance costs.
¡	One time charge related to employee severance of $0.6 million

•	Farming expenses increased $2.7 million, or 17%, during 2015 compared to 2014. This is mainly attributed to increased cost of sales from commodities of approximately $2.2 million as well as higher fixed water costs of $0.5 million, resulting from the drought and related increases in state water costs.

Fiscal 2015 Operational Highlights

•	In November 2015, the Board of Directors approved a detailed business plan guiding the near-term development and marketing of Mountain Village at Tejon Ranch, the Company’s upcoming upscale mountain residential/resort community located in the westernmost high country of Tejon Ranch. The Board has also authorized the management team to move forward with the creation of Tentative Tract Maps, the final step in the regulatory process.

•	In June 2015, the Los Angeles County Board of Supervisors gave final approval for the Antelope Valley Area Plan, or AVAP, providing land use designations and zoning for the residential and commercial development of Centennial at Tejon Ranch, or Centennial, our large-scale community.

•	In November 2015, the Board of Directors approved the expansion of the portfolio of industrial buildings at Tejon Ranch Commerce Center (TRCC), authorizing the 2016 construction of a 250,000 square foot building.

•	Board approval of additional 4,600 square foot multi-tenant building in TRCC-East, which we completed and delivered to tenants in December 2015.

•	In February 2015, parties involved in a groundwater use adjudication agreed to a settlement with respect to the rights to groundwater within the Antelope Valley basin. The settlement includes the groundwater underlying the Company’s land near the Centennial project. In December 2015, the court approved the settlement, which is currently under appeal. The Company’s water supply plan for the Centennial project anticipated reliance on, among other sources, a certain quantity of groundwater underlying the Company’s lands in the Antelope Valley.

2016 Outlook:

The Company believes its capital structure provides a solid foundation for continued investment in ongoing and future projects. As of December 31, 2015, total capital, including long-term debt, was approximately $406.1 million. The Company also had cash and securities totaling approximately $34.7 million and full availability on its $30 million line of credit.

The Company will continue to aggressively pursue development, leasing, and investment within TRCC and in its joint ventures. The Company continues to invest in its residential projects, including the completion of entitlements for Centennial and Grapevine at Tejon Ranch and in the pre-development investment for Mountain Village at Tejon Ranch.

During 2016, the Company will continue to invest funds toward obtaining entitlements for our land and for master project infrastructure and vertical development within our active commercial and industrial developments. California is one of the most highly regulated states in which to engage in real estate development and, as such, natural delays, including those resulting from litigation, can be reasonably anticipated. Accordingly, throughout the next few years, we expect net income to fluctuate from year-to-year based upon commodity prices, production within our farming segment, and the timing of sales of land and the leasing of land within our industrial developments.

The Company believes the variability of its quarterly and annual operating results will continue during 2016 due to the nature of its current farming and real estate activities. Mineral resource revenue from oil royalties is expected to be negatively impacted in 2016 due to the expectation of lower average prices for oil during 2016 as compared to 2015. Farm revenues may be adversely impacted in 2016, compared to 2015, due to recent declines in almond prices. As the spring bloom in the orchards has just begun, it is too early to make any estimate as to farm production for 2016.

About Tejon Ranch Co.

Tejon Ranch Co. (NYSE: TRC) is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Revenues:
Real estate - commercial/industrial	$2,552	$2,550	$8,272	$7,845
Mineral resources	942	1,454	15,116	16,255
Farming	11,366	9,793	23,836	23,435
Ranch operations	708	762	3,923	3,534

Total revenues from Operations	15,568	14,559	51,147	51,069

Operating Profits:
Real estate - commercial/industrial	45	821	1,578	639
Real estate - resort/residential	(464)	(907)	(2,349)	(2,608)
Mineral resources	569	969	7,720	9,837
Farming	4,092	2,924	4,852	7,185
Ranch operations	(21)	(678)	(2,189)	(2,464)

Income from Operating Segments	4,221	3,129	9,612	12,589

Investment income	115	175	528	696
Other income	201	215	381	526
Corporate expense	(3,594)	(2,358)	(12,808)	(10,646)

Income from operations before equity in earnings of unconsolidated joint ventures	943	1,161	(2,287)	3,165
Equity in earnings of unconsolidated joint ventures, net	1,463	2,001	6,324	5,294

Income before income tax expense	2,406	3,162	4,037	8,459
Income tax expense	661	1,050	1,125	2,697

Net income	1,745	2,112	2,912	5,762
Net income (loss) attributable to non-controlling interest	30	196	(38)	107

Net income (loss) attributable to common stockholders	$1,715	$1,916	$2,950	$5,655

Net income (loss) per share to common stockholders, basic	$0.08	$0.09	$0.14	$0.27

Net income (loss) per share to common stockholders, diluted	$0.08	$0.09	$0.14	$0.27

Weighted average number of shares outstanding:
Common stock	20,686,689	20,635,008	20,665,792	20,595,422
Common stock equivalents – stock options	73,728	42,904	71,879	37,033

Diluted shares outstanding	20,760,417	20,677,912	20,737,671	20,632,455

5